FOR IMMEDIATE RELEASE

GUILFORD PHARMACEUTICALS REPORTS 2004 THIRD QUARTER RESULTS

BALTIMORE, MD, November 8, 2004 — Guilford Pharmaceuticals Inc. (NASDAQ:GLFD) today reported financial results for the third quarter ended September 30, 2004. For the third quarter, Guilford reported a net loss of $14.5 million, or $0.33 per common share, compared to a net loss of $13.3 million, or $0.46 per common share for the same period in 2003.

Total revenues in the third quarter of 2004 were $17.3 million compared to $5.4 million in the third quarter of 2003. The increase in total revenues was largely attributable to sales of GLIADEL® Wafer (polifeprosan 20 with carmustine implant) and AGGRASTAT® Injection (tirofiban hydrochloride) as well as a one-time payment from Angiotech resulting from a licensing transaction. Net product sales of GLIADEL® Wafer in the third quarter of 2004 were $6.9 million compared to $5.3 million for the same period in 2003. This increase in sales is attributable to increased unit sales of GLIADEL and an increase in the average selling price. Net product sales of AGGRASTAT® were $3.5 million for the third quarter of 2004 and the Company had no sales of AGGRASTAT in the same period in 2003.

Total costs and expenses in the third quarter of 2004 were $32.3 million compared to $18.1 million for the same period in 2003. Cost of sales in the third quarter of 2004 were $2.1 million compared to $1.0 million for the corresponding period in 2003.

Selling, general and administrative expenses were $14.1 million in the third quarter of 2004 compared to $7.9 million for the third quarter of 2003. Within SG&A, the costs incurred to market, sell and distribute GLIADEL® and AGGRASTAT® were $8.6 million compared to $3.5 million for the same period in 2003. Approximately $2.8 million of the increase in these expenses is attributable to expanding and training the sales force to sell two products, increased medical education expenses, and increased marketing efforts to support the launch of AGGRASTAT®. General and administrative costs in the third quarter of 2004 were $5.5 million compared to $4.4 million in the third quarter of 2003. The increase is attributable to increased legal and professional expenses in connection with SEC filings and supporting activity mandated by the Sarbanes-Oxley Act of 2002 and to increased recruiting and relocation costs associated with the expansion of Guilford’s sales force and clinical development teams to support increased clinical development activity, and increased patent costs.

Research and development expenses in the third quarter of 2004 were $12.5 million compared to $9.1 million in the third quarter of 2003. Research and development expenses increased in the third quarter of 2004 due to the costs associated with initiating the Phase III clinical trials of AGGRASTAT® and AQUAVAN®.

At September 30, 2004, Guilford had $104.2 million in unrestricted and restricted cash, cash equivalents and investments. The $2.3 million increase in cash, cash equivalents and investments from $101.9 million at December 31, 2003 resulted primarily from the equity offering completed in the third quarter offset by our operating activities.

“During the third quarter we initiated two Phase III clinical trials with AQUAVAN® for procedural sedation in patients undergoing colonoscopy and bronchoscopy procedures. These trials are the first of several Phase III studies Guilford expects to commence in its AQUAVAN® development program. Results from these studies are anticipated in the first half of 2005,” commented Craig R. Smith M.D., President and Chief Executive Officer.

“We also achieved several important milestones in our commercial programs,” continued Dr. Smith. “GLIADEL® was assigned to a new Diagnosis Related Group which took effect on October 1, 2004 and should facilitate the medical community’s adoption of this therapy. Also, GLIADEL® was granted expanded marketing authorization in Europe to include use during initial therapy. We also obtained Orphan Drug designation for GLIADEL® for first line therapy in the United States which entitles Guilford to market exclusivity until 2010. Finally, during the third quarter we prepared to initiate the Phase III AGGRASTAT® TENACITY trial in the United States and the Phase III superiority trial, to be conducted in Europe, which will assess the efficacy of our new high dose bolus regimen in patients undergoing percutaneous coronary intervention.”

About Guilford

Guilford Pharmaceuticals Inc. is a pharmaceutical company engaged in the research, development and commercialization of proprietary drugs that target the hospital and neurology markets. Presently, Guilford markets two commercial products, GLIADEL®Wafer (polifeprosan 20 with carmustine implant), for the treatment of brain cancer, and AGGRASTAT® Injection (tirofiban hydrochloride), a glycoprotein GP IIb/IIIa receptor antagonist, for the treatment of acute coronary syndrome (ACS). Guilford’s product pipeline includes AQUAVAN® Injection, a novel sedative/anesthetic and drugs for treating peripheral nerve injury. For full prescribing information, please visit www.guilfordpharm.com under Products / Marketed Products.

Conference Call

Guilford will host a conference call to review its third quarter 2004 financial results. The conference call will take place at 4:00 p.m. Eastern Time on Monday, November 8, 2004. The dial in number for participants in the U.S. is 800-299-7928 and for international callers 617-614-3926. The participant passcode is 68168189.

Conference Call Replay

An audio replay of the conference call will be available for 72 hours beginning at approximately 6:00 p.m. on November 8, 2004 through 6:00 p.m. Eastern Time on November 11, 2004. To access the replay, U.S. residents should dial 888-286-8010 and international callers should dial 617-801-6888. The participant passcode is 45654677.

Webcast

Guilford will hold a live audio webcast of this conference call. To access the webcast, please visit our website at www.guilfordpharm.com under the investor / conference section and follow the instructions provided. An audio archive of the call will be available on the website until November 22, 2004.

(Table Follows)

GUILFORD PHARMACEUTICALS INC. AND SUBSIDIARIES
Financial Highlights
(unaudited)

Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended September, 30
	2004	2003

Revenues:
Net product sales	$10,430	$5,302
Other	6,892	118

Total revenues	17,322	5,420

Costs and expenses:
Cost of sales	2,060	975
Research and development	12,521	9,056
Selling, general and administrative	14,098	7,862
Intangible amortization	1,713	210
Acquired in-process research and development	1,917	—
Total costs and expenses	32,309	18,103

Operating loss	(14,987)	(12,683)
Investment and other income	630	585
Revenue interest expense	(2,026)	—
Interest expense	(1,251)	(1,184)

Loss before minority interest	(17,634)	(13,282)

Minority interest	3,173	—

Net loss	($14,461)	($13,282)

Basic and diluted net loss per common share:	($0.33)	($0.46)

Shares used in the calculation of
basic & diluted net loss per share	43,457	28,967

Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2004	2003

Assets:
Cash and cash equivalents	$51,574	$29,939
Investments, net	32,468	50,261
Investments, Symphony NeuroDevelopment Co.	35,295	—
Accounts receivable, net	4,387	3,460
Inventories, net	2,388	2,504
Prepaid expenses and other assets	2,776	1,787
Investments, restricted	20,159	21,743
Property and equipment, net	20,850	22,395
Intangible assets, net	77,656	82,796
Other assets	5,054	6,438

	$252,607	$221,323

Liabilities and Stockholders’ Equity:
Current liabilities	$21,687	$21,980
Long-term debt and other liabilities	87,472	88,885
Revenue interest obligation	44,043	42,155
Other liabilities	5,216	1,103
Minority interest	31,575	—
Stockholders’ equity	62,614	67,200

	$252,607	$221,323

# # #

This press release contains forward-looking statements that involve risks and uncertainties, including those described in the section entitled “Risk Factors” contained in the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 9, 2004, that could cause the Company’s actual results and experience to differ materially from anticipated results and expectations expressed in these forward-looking statements. Among other things, there can be no assurance that the Company will be able to increase sales of GLIADEL® Wafer or AGGRASTAT® Injection, or that the Company will be able to successfully develop and commercialize any of its product candidates, including AQUAVAN® Injection. Further, the Company may not be successful in its attempt to expand the label for AGGRASTAT® Injection.